Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013
First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4300 Six Forks Road; Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant's phone number including area code:   (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 UCT 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 4, 2013, Lorie K. Rupp has been appointed by the Board of Directors of First Citizens BancShares, Inc. ("BancShares"), to serve as Assistant Vice President and Chief Accounting Officer of BancShares. She will also serve as Senior Vice President and Chief Accounting Officer of BancShares' subsidiary, First-Citizens Bank & Trust Co. ("FCB"). In her position, she will serve as BancShares' principal accounting officer and oversee BancShares' and FCB's accounting activities, including regulatory reporting, acquired loan accounting, general accounting, and accounting policy.

Mrs. Rupp, age 48, most recently was employed from April 2011 to January 2013 by the public accounting firm of KPMG LLP, where she served as Consulting Director and assisted clients with comprehensive capital analysis, review processes, and merger and financial integration matters. From September 2008 to December 2009, she served as Senior Vice President of Accounting and Finance at Regions Financial Corporation where, among other duties, she was responsible for accounting and financial operations. Previously, she was employed for 19 years with Bank of America in a number of roles, including regulatory reporting, financial project management and credit risk management finance.

The terms of Mrs. Rupp's employment include:

•	Annual base salary of $285,000;

•
$25,000 as a signing bonus, and a contingent bonus of $25,000 payable on the twelfth payroll date following her initial employment date, subject to her continued employment in good standing and successful completion of various administrative goals related to the organization and staffing of FCB's accounting function.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

By: /s/ Kenneth A. Black
Date: March 4, 2013	Kenneth A. Black, Vice President